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                                                                   EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statement No. 333-57376 of Duke Energy Field Services, LLC on Form S-3 of our report dated March 12, 2003, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's changes in methods of accounting for goodwill and derivative instruments to conform to Statement of Financial Accounting Standards Nos. 142 and 133, respectively, as described in Note 2) appearing in this Annual Report on Form 10-K of Duke Energy Field Services, LLC for the year ended December 31, 2002.


DELOITTE & TOUCHE LLP


Denver, Colorado
March 21, 2003